                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  --------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported) :
                                October 23, 2000
--------------------------------------------------------------------------------

                            Lucent Technologies Inc.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
      --------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

                  1-11639                                              22-3408857
------------------------------------------------             ---------------------------------
      (Commission File Number)                               (IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey                              07974
------------------------------------------------                      ---------------
(Address of principal executive offices)                                (Zip Code)

                                 (908) 582-8500
               ---------------------------------------------------
                         (Registrant's Telephone Number)

Item 9.  Regulation FD Disclosure


Earnings Highlights furnished pursuant to Regulation FD

                        [LUCENT TECHNOLOGIES LETTERHEAD]

HIGHLIGHTS
--------------------------------------------------------------------------------

 INFORMATION                                                    OCTOBER 23, 2000
-------------
FOR INVESTORS

   PRO FORMA REVENUE FROM CONTINUING OPERATIONS ROSE 14.6% TO $9,359 MILLION,
                       FOR THE FOURTH FISCAL QUARTER 2000

       PRO FORMA EPS FROM CONTINUING OPERATIONS DECLINED 25.0% TO $0.18,
                       FOR THE FOURTH FISCAL QUARTER 2000

Lucent Technologies reported today pro forma earnings per share from continuing operations for its fourth fiscal quarter ended September 30, 2000 of $0.18 per share, or $600 million. This compares with $0.24 per share, or $768 million in the year-ago quarter. The pro forma continuing operations results exclude the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology, and one-time events, including purchased in-process research and development (IPRD) (see Notes D, G, and I).

Pro forma revenue from continuing operations, which excludes the Enterprise Networks Group and Consumer Products, increased 14.6% to $9,359 million versus $8,166 million a year ago (see Notes D and I). Fourth quarter 2000 revenue from Service Provider Networks increased 4.8% and revenue from Microelectronics and Communications Technologies increased 58.9%, in comparison to the year-ago quarter.

On an as reported basis, revenue from continuing operations increased 12.1% to $9,359 million this quarter as compared to $8,347 million in the quarter ended September 30, 1999. After including $131 million (non-tax impacting) (or $0.04 per share) for purchased in-process research and development related to the Spring Tide acquisition, $335 million of goodwill and acquired technology amortization, and a $433 million net loss (or $0.13 loss per share) from discontinued operations related to the spin-off of the Enterprise Networks Group, Lucent's as reported results for the quarter were a net loss of $225 million, or ($0.07) loss per share, compared with net income of $947 million, or $0.29 per share in the year-ago quarter.

"We are clearly disappointed in our results for fiscal year 2000," said Henry Schacht, who was named Lucent Chairman and CEO today. "We are looking at fiscal year 2001 as a transition and rebuilding year for Lucent. Lucent remains a company with world-class products, people and knowledge of networks, and we are fortunate to compete in one of the world's leading growth markets."

"We are undertaking a number of initiatives to sharpen our execution, reduce complexity and increase our efficiencies," said Deborah Hopkins, Lucent's chief financial officer. Hopkins said that these initiatives include consolidating Lucent's corporate infrastructure, re-deploying the company's marketing and sales resources to align them with the highest growth opportunities, improving supply chain management and implementing a new customer ordering system. As previously announced, the company expects to take a restructuring charge in the quarter ending December 31, 2000 to cover these activities.

"We intend to create a new Lucent -- a dynamic company that, in the long term, will be stronger, more focused and better positioned to capitalize on the opportunities that exist in this robust and growing market," Hopkins added.

REVISED EXPECTATIONS FOR FIRST FISCAL QUARTER OF 2001

Hopkins said that Lucent expects pro forma revenues from continuing operations will decline about 7 percent from the prior year, and pro forma earnings per share from continuing operations will break even for the first fiscal quarter of 2001. The company also said it expects results from operations to improve each quarter for the rest of the fiscal year. This guidance does not include the effect of plans for a business restructuring charge. She noted that the company will provide revised guidance for fiscal year 2001 when it reports its first fiscal quarter earnings in January.

These revised expectations reflect: the continuing issues related to the deployment of the OC-192 optical system; the continuing decline in switching hardware and software sales; the anticipated revenue impact of realigning sales resources; and aggressively investing in the next generation of wireless, optical and data products.

FISCAL YEAR 2000 RESULTS COMMENTARY

For the twelve months ended September 30, 2000, pro forma net income from continuing operations was $3,352 million, or $1.01 per share. For the twelve months ended September 30, 1999, pro forma net income from continuing operations was $3,593 million or $1.12 per share. The pro forma continuing operations results exclude the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time events, including purchased in-process research and development (see Notes D, G, and I).

The company's pro forma revenue from continuing operations, which excludes the Enterprise Networks Group and Consumer Products for the twelve months ended September 30, 2000 grew 14.5% to $34,256 million as compared with $29,910 million in the twelve month period ended September 30, 1999 (see Notes D and I). For the year, revenue from within the United States grew 16.9% in comparison to the prior year and represented approximately 66.4% of total revenue. Revenue generated outside the United States grew 10.1% and represented approximately 33.6% of total revenue.

For the twelve months ended September 30, 2000, revenue from Service Provider Networks increased 9.5% to $27,188 million when compared to $24,833 million in the period ended September 30, 1999. Revenue from Microelectronics and Communications Technologies increased 38.3% to $6,953 million for the period ended September 30, 2000 when compared to $5,026 million for the prior year period.

PRO FORMA REVENUE FROM CONTINUING OPERATIONS* (UNAUDITED; MILLIONS OF DOLLARS)

                                                                  FOR THE THREE MONTHS ENDED
                                                            --------------------------------------
                                                            9/30/00            9/30/99      CHANGE
                                                            --------------------------------------
SERVICE PROVIDER NETWORKS                                     7,158              6,831          4.8%
MICROELECTRONICS AND COMMUNICATIONS TECHNOLOGIES              2,139              1,346         58.9%
OTHER AND CORPORATE                                              62                (11)          NM
                                                            ---------------------------------------
PRO FORMA REVENUE FROM CONTINUING OPERATIONS                  9,359              8,166         14.6%

The accompanying notes are an integral part of the financial schedules.

* Excludes the Enterprise Networks Group which was spun off on September 30, 2000 and Consumer Products (see Notes D and I).
NM = Not Meaningful

PRO FORMA REVENUE FROM CONTINUING OPERATIONS for the fourth fiscal quarter 2000 increased 14.6% over the corresponding quarter of 1999. For the three months ended September 30, 2000, revenue from within the United States grew approximately 15.2%. Revenue generated outside the United States increased by approximately 13.6% in comparison to the year-ago period and represented approximately 35.0% of total revenue.

Revenue from SERVICE PROVIDER NETWORKS increased $327 million or 4.8% in comparison to the year-ago quarter. Revenue growth primarily reflected increased sales of service provider Internet infrastructure and professional services.

Revenue generated from service providers in the United States increased approximately 3.4% for the fourth fiscal quarter of 2000 in comparison to the same period of 1999, and included revenue gains from incumbent local exchange carriers, and competitive local exchange carriers. Sales generated outside the United States increased approximately 7.6% over the year-ago quarter as sales growth was impacted by the substantial reduction of a major long-term foreign project. Excluding the impact of this project, growth outside the United States would have been 22.7% higher than the year-ago quarter.

Revenue from MICROELECTRONICS AND COMMUNICATIONS TECHNOLOGIES increased $793 million or 58.9% over the comparable quarter of fiscal 1999. Revenue growth included increased sales of optoelectronic components, optical fiber, and power systems, as well as customized chips for high-speed communications and wired and wireless LAN systems.

Revenue from within the United States increased approximately 80.9% in comparison to the year-ago quarter. Revenue gains from outside the United States increased approximately 34.6% in comparison to the year-ago quarter and reflected increases in the Asia/Pacific and Caribbean/Latin America regions and Canada.

PRO FORMA INCOME STATEMENT FROM CONTINUING OPERATIONS*
(UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                       FOR THE THREE MONTHS ENDED
                                                                            ---------------------------------------------------
                                                                        AS REPORTED                    PRO FORMA
                                                                            9/30/00        9/30/00        9/30/99      CHANGE**
                                                                            ---------------------------------------------------
         REVENUE                                                             9,359          9,359       $ 8,166          14.6%
         COSTS                                                               5,690          5,690         4,458          27.6%
         GROSS MARGIN                                                        3,669          3,669         3,708          (1.1)%
            SELLING, GENERAL AND ADMINISTRATIVE                              1,674          1,674         1,460          14.7%
            AMORTIZATION OF GOODWILL AND ACQUIRED INTANGIBLES                  335           --            --              NA
                                                                            ---------------------------------------------------
            TOTAL SELLING, GENERAL AND ADMINISTRATIVE                        2,009          1,674         1,460          14.7%
            RESEARCH AND DEVELOPMENT                                         1,039          1,039         1,066          (2.5)%
            IN-PROCESS RESEARCH AND DEVELOPMENT (IPRD)                         131           --            --              NA
         TOTAL OPERATING EXPENSES                                            3,179          2,713         2,526           7.4%
         OPERATING INCOME                                                      490            956         1,182         (19.1)%
         OTHER INCOME, NET                                                      15             15            74         (79.7)%
         INTEREST EXPENSE                                                      106            106            92          15.2%
         INCOME FROM CONTINUING OPERATIONS BEFORE INCOME                       399            865         1,164         (25.7)%
               TAXES
         INCOME TAX EXPENSE                                                    191            265           396         (33.1)%
         INCOME FROM CONTINUING OPERATIONS, NET                                208            600           768         (21.9)%
         EARNINGS PER SHARE FROM CONTINUING OPERATIONS - DILUTED
                                                                           $  0.06        $  0.18       $  0.24         (25.0)%
         EFFECTIVE TAX RATE (%) - CONTINUING OPERATIONS                       47.9%          30.6%         34.0%       (3.4 PTS.)
         INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET                      (433)          --            --              NA
         EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS -
         DILUTED                                                             (0.13)          --            --              NA
         NET INCOME (LOSS)                                                    (225)          --            --              NA
         EARNINGS (LOSS) PER SHARE  - DILUTED                              ($ 0.07)          --            --              NA

The accompanying notes are an integral part of the financial schedules.

Certain prior period amounts have been reclassified to conform to the current period presentation.

*Excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time items, including purchased in-process research and development (see Notes D, G, and I).

**Change between the pro forma 3-month periods ending 9/30/00 and 9/30/99.

NA = Not Applicable

PRO FORMA PERCENTAGE-OF-REVENUE ANALYSIS FROM CONTINUING OPERATIONS*
(UNAUDITED)

                                       FOR THE THREE MONTHS ENDED
                                      -----------------------------
                                      9/30/00    9/30/99     CHANGE
                                      -----------------------------
         COSTS                         60.8%      54.6%       6.2
         GROSS MARGIN                  39.2%      45.4%      (6.2)

         SG&A                          17.9%      17.9%       0.0
         RESEARCH AND DEVELOPMENT      11.1%      13.0%      (1.9)

         TOTAL OPERATING EXPENSES      29.0%      30.9%      (1.9)

          OPERATING INCOME             10.2%      14.5%      (4.3)

The accompanying notes are an integral part of the financial schedules.

*Excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time items, including purchased in-process research and development (see Notes D, G, and I).

INCOME STATEMENT DISCUSSION AND RELATED ITEMS FOR PRO FORMA CONTINUING
OPERATIONS

THE CURRENT AND YEAR-AGO QUARTERS ARE PRESENTED ON A PRO FORMA CONTINUING OPERATIONS BASIS AND EXCLUDE THE ENTERPRISE NETWORKS GROUP WHICH WAS SPUN OFF ON SEPTEMBER 30, 2000, CONSUMER PRODUCTS, AMORTIZATION OF GOODWILL AND ACQUIRED TECHNOLOGY AND ONE-TIME ITEMS, INCLUDING PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT (SEE NOTES D, G, AND I).

GROSS MARGIN for the quarter was $3,669 million, a decrease of $39 million or (1.1)% over the year-ago quarter. As a percentage of revenue, gross margin for the quarter was 39.2%, a decrease of 4.3 percentage points from the third quarter of this year, and a decrease of 6.2 percentage points over the year-ago quarter. The margin erosion was primarily due to: decreased volumes and margins in the optical and switching businesses; increased pricing pressures in our other businesses; and Lucent's expansion into overseas markets.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES were $1,674 million, an increase of $214 million or 14.7% from the year-ago quarter. The increase was primarily due to specific credit concerns in the emerging service provider market that led to increasing reserves for bad debt related to trade receivables. As a percentage of revenue, SG&A was 17.9% for the quarter, unchanged from the year-ago period, and an increase of 2.1 percentage points sequentially.

RESEARCH AND DEVELOPMENT EXPENSES were $1,039 million, a decrease of $27 million or 2.5% over the year-ago quarter. As a percentage of revenue, quarterly R&D spending was 11.1%, a decrease of 1.9 percentage points from the year-ago period, and a decrease of 0.5 percentage points sequentially.

OPERATING INCOME decreased $226 million - to $956 million - resulting in an operating margin of 10.2%. For the year-ago quarter, the Company reported an operating margin of 14.5% on operating income of $1,182 million.

OTHER INCOME - NET decreased $59 million - to $15 million for the quarter as compared with $74 million in the year-ago quarter. The decrease primarily reflects lower gains from sales of equity investments.

INTEREST EXPENSE increased $14 million to $106 million for the quarter from $92 million in the year-ago quarter largely due to higher average commercial paper balances and higher interest rates.

PRO FORMA EFFECTIVE INCOME TAX RATE for the quarter was 30.6%, a decrease of 3.4 percentage points from 34.0% in the year-ago quarter, primarily due to increased research tax credits and the tax impact of non-U.S. activity.

PRO FORMA NET INCOME FROM CONTINUING OPERATIONS decreased $168 million to $600 million, or $0.18 per share, for the quarter versus pro forma net income from continuing operations for the year-ago quarter of $768 million, or $0.24 per share.

PRELIMINARY-SUBJECT TO CHANGE

BALANCE SHEET DISCUSSION AND RELATED ITEMS

PURSUANT TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP), THE SEPTEMBER 30, 1999 BALANCE SHEET HAS BEEN RECLASSIFIED AND SEGREGATES THE ASSETS AND LIABILITIES OF THE ENTERPRISE NETWORKS GROUP, WHICH WAS SPUN OFF ON SEPTEMBER 30, 2000. THE NET ASSETS OF THIS BUSINESS ARE REFLECTED ON ONE LINE "NET ASSETS FROM DISCONTINUED OPERATIONS". AS OF THE SPIN-OFF DATE, THE NET ASSETS OF THIS BUSINESS WERE RECLASSIFIED THROUGH EQUITY.

TOTAL ASSETS increased $13.5 billion or 38.2% from September 30, 1999 to $48.9 billion as of September 30, 2000 largely due to the increase of $9.0 billion in goodwill related to recent acquisitions. In addition, receivables increased $1.3 billion, or 14.6% from September 30, 1999 and were flat on a sequential basis. During the current quarter, approximately $550 million of receivables for one large non-U.S. customer were sold.

Inventories increased $1.2 billion or 27.9% from September 30, 1999 to $5.4 billion as of September 30, 2000 and $487 million or 9.9% when compared to June 30, 2000. Prepaid pension costs increased $1 billion or 18.0% from September 30, 1999 to $6.4 billion primarily due to higher rates of return on plan assets. Contracts in process, net increased $779 million from 1.1 billion on September 30, 1999 to $1.9 billion as of September 30, 2000 due to the start-up of some long term North American projects. Other assets increased $1.0 billion or 46.2% largely due to increased investments and the capitalization of internal use software.

TOTAL LIABILITIES As of September 30, 2000, total liabilities were $22.5 billion, an increase of $1.0 billion or 4.8% from September 30, 1999. This increase was driven by increased commercial paper balances.

TOTAL SHAREOWNERS' EQUITY Total shareowners' equity was $26.4 billion as of September 30, 2000, an increase of $12.5 billion or 89.7% from September 30, 1999. The increase was primarily due to increases in additional paid-in capital associated with the issuance of stock for business acquisitions and the exercise of stock options.

DEBT TO CAPITAL RATIO The Company's debt ratio at September 30, 2000 was 19.9%. On September 30, 1999, the Company's debt ratio was 29.6%. The decrease was directly related to the increase in shareowners' equity, partially offset by the increase in total debt. Debt ratio is defined as the ratio of total debt to total capital (debt plus equity).

NET DEBT TO CAPITAL RATIO The Company's net debt to total capital ratio at September 30, 2000, was 16.2%. On September 30, 1999, the ratio was 23.1%. The net debt to total capital ratio is defined as the ratio of total debt less cash to total capital less cash.

TOTAL EMPLOYMENT as of September 30, 2000 was approximately 126,000. This figure reflects employees from Lucent continuing operations and excludes the employees of the Enterprise Networks Group which was spun off on September 30, 2000.

PRELIMINARY - SUBJECT TO CHANGE

CONSOLIDATED BALANCE SHEETS
(UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNT)

                                                                                    9/30/00           9/30/99           CHANGE
                                                                                    -------          --------           ------
ASSETS
Cash and cash equivalents                                                            1,467              1,686           (13.0)%
Receivables
  less allowances of $501 and $318                                                  10,086              8,799            14.6%
Inventories                                                                          5,423              4,240            27.9%
Contracts in process, net                                                            1,881              1,102            70.7%
Deferred income taxes, net                                                           1,165              1,472           (20.9)%
Other current assets                                                                 1,576              1,941           (18.8)%
TOTAL CURRENT ASSETS                                                                21,598             19,240            12.3%
Property, plant, and equipment, net                                                  7,084              6,219            13.9%
Prepaid pension costs                                                                6,440              5,459            18.0%
Capitalized software development costs                                                 688                436            57.8%
Goodwill and acquired intangibles, net                                               9,945                960              NM
Other assets                                                                         3,145              2,151            46.2%
Net assets from discontinued operations                                               --                  907           (100.0)%
TOTAL ASSETS                                                                        48,900             35,372            38.2%

LIABILITIES
Accounts payable                                                                     2,813              2,537            10.9%
Payroll and benefit-related liabilities                                              1,122              1,675           (33.0)%
Post-retirement and post-employment benefit
  Liabilities                                                                           88                113           (22.1)%
Debt maturing within one year                                                        3,483              1,705              NM
Other current liabilities                                                            3,141              3,120             0.7%
TOTAL CURRENT LIABILITIES                                                           10,647              9,150            16.4%
Post-retirement and post-employment benefit
  Liabilities                                                                        5,548              5,651            (1.8%)
Long-term debt                                                                       3,076              4,162           (26.1)%
Other liabilities                                                                    3,198              2,473            29.3%
TOTAL LIABILITIES                                                                   22,469             21,436             4.8%

SHAREOWNERS' EQUITY
Common stock*                                                                           34                 31             9.7%
Additional paid-in capital                                                          20,390              7,994              NM
Guaranteed ESOP obligations                                                            (22)               (33)           33.3%
Retained earnings                                                                    6,396              6,188             3.4%
Accumulated other comprehensive income (loss)                                         (367)              (244)          (50.4)%
TOTAL SHAREOWNERS' EQUITY                                                           26,431             13,936            89.7%

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                                           48,900             35,372            38.2%

The accompanying notes are an integral part of the financial schedules.

* $0.01 per share par value; 10,000,000,000 authorized shares; 3,388,113,630 outstanding shares on 9/30/00. 3,142,537,636 outstanding shares on 9/30/99.

NM - Not meaningful

        PRO FORMA QUARTERLY INCOME STATEMENT FROM CONTINUING OPERATIONS*
           (UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                        FOR THE THREE MONTHS ENDED
                                     ---------------------------------------------------------------------------------------------
                                     9/30/00    6/30/00     3/31/00      12/31/99    9/30/99     6/30/99     3/31/99      12/31/98
                                     -------    -------     -------      --------    -------     -------     -------      --------
REVENUE                              $9,359     $ 8,713     $ 8,279      $ 7,905     $ 8,166     $ 7,245     $ 6,694      $ 7,805
Costs                                 5,690       4,923       4,829        4,223       4,458       3,743       3,406        3,501
GROSS MARGIN                          3,669       3,790       3,450        3,682       3,708       3,502       3,288        4,304
Operating Expenses
   Selling, General and Admin.        1,674       1,376       1,339        1,184       1,460       1,286       1,224        1,148
   Research and Development           1,039       1,015       1,032          921       1,066       1,056       1,134          902
TOTAL OPERATING EXPENSES              2,713       2,391       2,371        2,105       2,526       2,342       2,358        2,050
Operating Income                        956       1,399       1,079        1,577       1,182       1,160         930        2,254
Other Income (Expense), Net              15         119         (32)          62          74          11         (47)          87
Interest Expense                        106          79          82           81          92          97          73           56
Income from Continuing Operations
Before Taxes                            865       1,439         965        1,558       1,164       1,074         810        2,285
Income Tax Expense                      265         432         295          483         396         342         257          745
Income from Continuing Operations,
Net                                     600       1,007         670        1,075         768         732         553        1,540
EARNINGS PER SHARE FROM CONTINUING
OPERATIONS  - DILUTED                $ 0.18     $  0.30     $  0.20      $  0.33     $  0.24     $  0.23     $  0.17      $  0.49
                                     -------    -------     -------      --------    -------     -------     -------      --------
EFFECTIVE TAX RATE                     30.6%       30.0%       30.6%        31.0%       34.0%       31.8%       31.7%        32.6%

                                                       FOR TWELVE MONTHS
                                                             ENDED
                                                 -------------------------------
                                                 9/30/00     9/30/99     9/30/98
                                                 -------     -------     -------
REVENUE                                          $34,256     $29,910     $24,367
Costs                                             19,665      15,108      12,938
GROSS MARGIN                                      14,591      14,802      11,429
Operating Expenses
   Selling, General and Admin.                     5,573       5,118       4,319
   Research and Development                        4,007       4,158       3,667
TOTAL OPERATING EXPENSES                           9,580       9,276       7,986
Operating Income                                   5,011       5,526       3,443
Other Income (Expense), Net                          164         125         211
Interest Expense                                     348         318         143
Income from Continuing Operations
Before Taxes                                       4,827       5,333       3,511
Income Tax Expense                                 1,475       1,740       1,205
Income from Continuing Operations,
Net                                                3,352       3,593       2,306
EARNINGS PER SHARE FROM CONTINUING
OPERATIONS  - DILUTED                            $  1.01     $  1.12     $  0.74
                                                 -------     -------     -------
EFFECTIVE TAX RATE                                  30.6%       32.6%       34.3%

The accompanying notes are an integral part of the financial schedules.

Certain prior period amounts have been reclassified to conform to the current period presentation.

*Pro forma continuing operations excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time items, including purchased in-process research and development (see Notes D, G, and I).

        PRO FORMA QUARTERLY REVENUE ANALYSIS FROM CONTINUING OPERATIONS*
                        (UNAUDITED; MILLIONS OF DOLLARS)


                                                                       FOR THE THREE MONTHS ENDED
                                        --------------------------------------------------------------------------------------
                                        9/30/00    6/30/00    3/31/00    12/31/99   9/30/99     6/30/99    3/31/99    12/31/98
                                        -------    -------    -------    --------   -------     -------    -------    --------
Service Provider Networks               $ 7,158    $ 6,885    $ 6,682    $ 6,463    $ 6,831     $ 5,923    $ 5,499    $ 6,580
Microelectronics and Communications       2,139      1,809      1,578      1,427      1,346       1,306      1,176      1,198
Technologies
Other and Corporate                          62         19         19         15        (11)         16         19         27
TOTAL PRO FORMA REVENUE FROM            $ 9,359    $ 8,713    $ 8,279    $ 7,905    $ 8,166     $ 7,245    $ 6,694    $ 7,805
CONTINUING OPERATIONS*

                                                 FOR TWELVE MONTHS
                                                       ENDED
                                           -----------------------------
                                           9/30/00    9/30/99    9/30/98
                                           -------    -------    -------
Service Provider Networks                  $27,188    $24,833    $20,116
Microelectronics and Communications          6,953      5,026      4,134
Technologies
Other and Corporate                            115         51        117
TOTAL PRO FORMA REVENUE FROM               $34,256    $29,910    $24,367
CONTINUING OPERATIONS*

The accompanying notes are an integral part of the financial schedules.

* Excludes the Enterprise Networks Group which was spun off on September 30, 2000 and Consumer Products (see Notes D and I).

PRO FORMA QUARTERLY PERCENTAGE-OF-REVENUE ANALYSIS FROM CONTINUING OPERATIONS* (UNAUDITED)


                                                                     FOR THE THREE MONTHS ENDED
                                        ------------------------------------------------------------------------------
                                        9/30/00   6/30/00   3/31/00   12/31/99  9/30/99   6/30/99   3/31/99   12/31/98
                                        -------   -------   -------   --------  -------   -------   -------   --------
REVENUE                                   100%      100%      100%      100%      100%      100%      100%      100%
Costs                                    60.8%     56.5%     58.3%     53.4%     54.6%     51.7%     50.9%     44.9%
GROSS MARGIN                             39.2%     43.5%     41.7%     46.6%     45.4%     48.3%     49.1%     55.1%
Operating Expenses
  Selling, General and Admin.            17.9%     15.8%     16.2%     15.0%     17.9%     17.7%     18.3%     14.7%
  Research and Development               11.1%     11.6%     12.4%     11.6%     13.0%     14.6%     16.9%     11.6%
TOTAL OPERATING EXPENSES                 29.0%     27.4%     28.6%     26.6%     30.9%     32.3%     35.2%     26.3%
Operating Income                         10.2%     16.1%     13.0%     20.0%     14.5%     16.0%     13.9%     28.9%
INCOME FROM CONTINUING OPERATIONS, NET    6.4%     11.6%      8.1%     13.6%      9.4%     10.1%      8.3%     19.7%

                                              FOR TWELVE MONTHS
                                                    ENDED
                                          ---------------------------
                                          9/30/00   9/30/99   9/30/98
                                          -------   -------   -------
REVENUE                                     100%      100%      100%
Costs                                      57.4%     50.5%     53.1%
GROSS MARGIN                               42.6%     49.5%     46.9%
Operating Expenses
  Selling, General and Admin.              16.3%     17.1%     17.7%
  Research and Development                 11.7%     13.9%     15.1%
TOTAL OPERATING EXPENSES                   28.0%     31.0%     32.8%
Operating Income                           14.6%     18.5%     14.1%
INCOME FROM CONTINUING OPERATIONS, NET      9.8%     12.0%      9.5%

The accompanying notes are an integral part of the financial schedules.

*Pro forma continuing operations excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time items, including purchased in-process research and development (see Notes D, G, and I).

FISCAL YEAR 2000 PRO FORMA REVENUE FROM CONTINUING OPERATIONS*
(UNAUDITED; MILLIONS OF DOLLARS)

                                                                                                FOR THE TWELVE MONTHS ENDED
                                                                                         ----------------------------------------
                                                                                         9/30/00            9/30/99        CHANGE
                                                                                         -------            -------        ------
SERVICE PROVIDER NETWORKS                                                                 27,188             24,833          9.5%
MICROELECTRONICS AND COMMUNICATIONS TECHNOLOGIES                                           6,953              5,026         38.3%
OTHER AND CORPORATE                                                                          115                 51           NM
                                                                                         -------            -------        ------
PRO FORMA REVENUE FROM CONTINUING OPERATIONS *                                            34,256             29,910         14.5%

  The accompanying notes are an integral part of the financial schedules.

  * Excludes the Enterprise Networks Group which was spun off on September 30, 2000 and Consumer Products (see Notes D and I).

  NM = Not Meaningful

FISCAL YEAR 2000 PRO FORMA INCOME STATEMENT FROM CONTINUING OPERATIONS * (UNAUDITED; MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                     --------------FOR THE TWELVE MONTHS ENDED--------------
                                                                     AS REPORTED       ---------------PRO FORMA-------------
                                                                       9/30/00         9/30/00         9/30/99      CHANGE**
                                                                       -------         -------         -------      --------
  REVENUE                                                              $34,492         $34,256         $29,910       14.5%
  COSTS                                                                 19,793          19,665          15,108       30.2%
  GROSS MARGIN                                                          14,699          14,591          14,802       (1.4)%
     SELLING, GENERAL AND ADMINISTRATIVE                                 5,715           5,573           5,118        8.9%
     AMORTIZATION OF GOODWILL AND ACQUIRED INTANGIBLES                     551              --              --         NA
                                                                       -------          ------         -------       ----
  TOTAL SELLING, GENERAL AND ADMINISTRATIVE                              6,266           5,573           5,118        8.9%
     RESEARCH AND DEVELOPMENT                                            4,018           4,007           4,158       (3.6)%
     IN-PROCESS RESEARCH AND DEVELOPMENT                                 1,005              --              --         NA
  TOTAL OPERATING EXPENSES                                              11,289           9,580           9,276        3.3%
  OPERATING INCOME                                                       3,410           5,011           5,526       (9.3)%
  OTHER INCOME, NET                                                        366             164             125       31.2%
  INTEREST EXPENSE                                                         348             348             318        9.4
  INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                  3,428           4,827           5,333       (9.5)%
  INCOME TAX EXPENSE                                                     1,488           1,475           1,740      (15.2)%
  INCOME FROM CONTINUING OPERATIONS, NET                                 1,940           3,352           3,593       (6.7)%
  EARNINGS PER SHARE FROM CONTINUING OPERATIONS - DILUTED
                                                                       $  0.58         $  1.01         $  1.12       (9.8)%
  INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET                         (462)             --              --         NA
  EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS - DILUTED           ($  0.14)             --              --         NA
  NET INCOME                                                            $1,478              --              --         NA
  EARNINGS PER SHARE - DILUTED                                           $0.44              --              --         NA

  The accompanying notes are an integral part of the financial schedules.

  *Excludes the Enterprise Networks Group, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and one-time items, including purchased in-process research and development (see Notes D, G, and I) and the cumulative effect of accounting change of $1,308 million (net of tax of $842 million) in fiscal year 1999.

  **Change between the pro forma 12-month periods ending 9/30/00 and 9/30/99.

  NA = Not Applicable

FISCAL YEAR 2000 PRO FORMA PERCENTAGE-OF-REVENUE ANALYSIS FROM CONTINUING OPERATIONS* (UNAUDITED)

                                                                     FOR THE TWELVE MONTHS ENDED
                                                                -------------------------------------
                                                                9/30/00          9/30/99       CHANGE
                                                                -------          -------       ------
  COSTS                                                          57.4%            50.5%         6.9
  GROSS MARGIN                                                   42.6%            49.5%        (6.9)

  SG&A                                                           16.3%            17.1%        (0.8)
  RESEARCH AND DEVELOPMENT                                       11.7%            13.9%        (2.2)

  TOTAL OPERATING EXPENSES                                       28.0%            31.0%        (3.0)

  OPERATING INCOME                                               14.6%            18.5%        (3.9)

The accompanying notes are an integral part of the financial schedules.

*Excludes the Enterprise Networks Group, which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired technology and other one-time items, including purchased in-process research and development (see Notes D, G, and I).

NOTES TO CONSOLIDATED FINANCIAL SCHEDULES


A)   ACQUISITIONS

The following tables present information about certain acquisitions. All charges were recorded in the quarter in which the transaction was completed. On a pro forma basis, if the following acquisitions had occurred on October 1, 1999, the amortization of goodwill and acquired technology would have increased by approximately $931 million for the twelve months ended September 30, 2000. The charges below have been excluded from the financial schedules above.

FISCAL YEAR 2000 ACTIVITIES:

                                                                                                          Financial Statement
 Transaction and Quarter                                 Aggregate                  IPRD                        Impact
        Completed                 Description          Purchase Price           Impact on EPS               ("As Reported")
        ---------                 -----------          --------------           -------------               ---------------
ACQUISITIONS

SpringTide Networks           Provider in network   $1.3 billion in       $131 million (non-tax         Charge recorded to IPRD
Completed September 30,       switching equipment   stock and options     impacting) charge for
2000                                                                      purchased in-process R&D
                                                                          ($0.04 per share)

Chromatis Networks,           Leader in metro       $4.8 billion in       $428 million (non-tax         Charge recorded to IPRD
completed June 30, 2000       optical networking    stock and options     impacting) charge for
                              systems.                                    purchased in-process R&D
                                                                          ($0.13 per share)

Herrmann Technology,          Supplier of devices   $432 million in       $34 million (non-tax          Charge recorded to IPRD
completed June 30, 2000       for next-generation   stock and options     impacting) charge for
                              DWDM optical                                purchased in-process R&D
                              networks.                                   ($0.01 per share)

Agere,                        Developer of          $377 million in       $94 million (non-tax          Charge recorded to IPRD
Completed June 30, 2000       programmable          stock and options     impacting) charge for
                              network processor                           purchased in-process R&D
                              technology.                                 ($0.03 per share)

Ortel,                        Developer of          $3.0 billion in       $307 million (non-tax         Charge recorded to IPRD
Completed June 30, 2000       optoelectronic        stock                 impacting) charge for
                              components for        and options           purchased in-process R&D
                              cable TV networks.                          ($0.10 per share)

DeltaKabel,                   Developer of cable    $52 million in cash   None                          None
Completed June 30, 2000       modem and Internet
                              Telephony (IP)
                              solutions

VTC,                          Supplier of           $104 million in cash  $7 million charge ($11        Charge recorded to IPRD
Completed March 31, 2000.     semiconductor                               million pretax) for
                              components to                               purchased in-process R&D
                              computer disk drive                         ($0.00 per share)
                              manufacturers.

B)  INTERNAL USE SOFTWARE - CONTINUING OPERATIONS

Effective October 1, 1999, Lucent adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). As a result, certain costs of computer software developed or obtained for internal use have been capitalized and will be amortized over a three-year period. The impact of adopting SOP 98-1 was a reduction of costs and operating expenses of approximately $61 million and $252 million during the three and twelve months ended September 30, 2000, respectively.

C) DILUTED EARNINGS PER SHARE (EPS) DISCUSSION

All share and earnings per share data for the periods presented have been restated to reflect the two-for-one split of the Company's common stock which became effective on April 1, 1999.

Weighted average shares and earnings per share on Pro Forma Income from continuing operations, have been provided in the following tables:




                                                                               Pro Forma Net
                                                                Weighted        Income from
                                                                Average          Continuing
                                                                 Shares        Operations Per
                                                Period         (Millions)     Share - Diluted*
                                                ------         ----------     ----------------
For the Three Months Ended                     12/31/98          3,172.3           $0.49

                                                3/31/99          3,213.5           $0.17

                                                6/30/99          3,230.4           $0.23

                                                9/30/99          3,249.5           $0.24

                                               12/31/99          3,268.0           $0.33

                                                3/31/00          3,273.7           $0.20

                                                6/30/00          3,331.2           $0.30

                                                9/30/00          3,423.9           $0.18

For The Twelve Months Ended                     9/30/98          3,110.6           $0.74

                                                9/30/99          3,218.5           $1.12

                                                9/30/00          3,325.9           $1.01

*Excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired intangibles and one-time items, including purchased in-process research and development (see Notes D, G, and I).

D) CONSUMER PRODUCTS BUSINESS

On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. ("Philips") in exchange for 40% ownership of PCC. In December 1998, Lucent and Philips ended the PCC venture and regained control of their original businesses. The results of operations and net assets of the remaining businesses Lucent previously contributed to PCC were consolidated as of October 1, 1998. This revenue is included in Other and Corporate. In December 1998, Lucent sold certain assets of its wireless handset business to Motorola. During the quarter ended March 31, 2000, Lucent completed the sale of its remaining consumer products business.

For purposes of making comparable year-over-year comparisons of Lucent's continuing business, the following represent the external revenue for Lucent's total consumer products business for the indicated quarters and fiscal year.

     12/31/98            3/31/99           6/30/99           9/30/99            FY1999           12/31/99           3/31/00
     --------            -------           -------           -------            ------           --------           -------
       $231M              $137M             $158M             $181M             $707M              $160M              $76M

E) CUSTOMER FINANCING - CONTINUING OPERATIONS

As of September 30, 2000, Lucent had made commitments or entered into agreements to extend credit to certain customers, including PCS and wireless operators, for an aggregate of approximately $7.0 billion. Excluding amounts that are not available because customers have not yet satisfied the conditions precedent for borrowing, at September 30, 2000, approximately $3.3 billion in loan commitments was available for borrowing and undrawn and approximately $1.6 billion had been advanced and was outstanding. In addition, Lucent had made commitments to guarantee customer debt of about $1.1 billion at September 30, 2000. Excluding amounts not available for guarantee because conditions precedent have not been satisfied, approximately $490 million of guarantees was available and undrawn and approximately $560 million was outstanding on September 30, 2000.

F) RECENT EVENTS

SPRING TIDE NETWORKS

On September 18, 2000, Lucent acquired Spring Tide Networks, a privately-held Maynard, Massachusetts-based leader in network switching equipment. As part of the transaction, Lucent issued approximately 25 million common shares and assumed employee stock options covering an additional 3 million common shares. The acquisition was accounted for as a purchase and resulted in a $131 million, one-time charge against earnings for IPRD during the fourth fiscal quarter and $1.2 billion of goodwill and acquired technology to be amortized over a period of seven years.

MICROELECTRONICS SPINOFF

On July 20, 2000, Lucent announced that it would spin off its microelectronics business, which includes the optoelectronics components and integrated circuits divisions, into a separate company. Lucent anticipates an initial public offering (IPO) for up to 20 percent of the new company and intends to spin-off the remaining shares in a tax-free distribution. The IPO is expected to be completed in the quarter ended March 31, 2001, and the spin-off should be completed by the end of fiscal year 2001. The spin-off is subject to certain conditions, including a favorable tax ruling.

SALE OF POWER BUSINESS

On May 3, 2000 Lucent announced it is seeking a buyer for its Power Systems business, a leading supplier of power products for the telecommunications and computer industries. Lucent has identified a number of potential buyers for the business and expects the sale to be completed by the end of this calendar year.

ENTERPRISE NETWORKS GROUP

On March 1, 2000, Lucent announced plans to spin off its enterprise networks business to shareowners, forming a separate company that will focus directly and independently on the enterprise networking market. On June 27, 2000, the new company announced that it would be named Avaya. The spin-off was accomplished through a tax-free distribution of shares to Lucent's shareowners on September 30, 2000.

G) PRO FORMA NET INCOME FROM CONTINUING OPERATIONS

Pro forma net income from continuing operations for the September 30, 2000 quarter excludes amortization of goodwill and acquired technology of $335 million, and $131 million (non-tax impacting) (or $0.04 per share) for purchased in-process research and development associated with the Spring Tide acquisition. Pro forma net income from continuing operations for the September 30, 1999 quarter excludes amortization of goodwill and acquired intangibles of $172 million, and $152 million ($84 million after-tax) of one-time costs primarily associated with

Ascend, Livingston, and Nexabit, and a gain of $274 million ($167 million after-tax) associated with the sale of an equity investment.

For purposes of making equivalent year-over-year comparisons of Lucent's pro forma results from continuing operations, the following are the continuing operations' purchased in-process research and development expenses and amortization of goodwill and acquired intangibles amounts over the last eight quarters and two fiscal years.

IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE - PRE-TAX

12/31/98          3/31/99      6/30/99       9/30/99      FY1999       12/31/99      3/31/00      6/30/00       9/30/00      FY 2000
--------          -------      -------       -------      ------       --------      -------      -------       -------      -------
$295M              $(6)M         --            $3M         $292M          --          $11M         $863M         $131M       $1,005M

AMORTIZATION OF GOODWILL AND ACQUIRED TECHNOLOGY - PRE-TAX

12/31/98          3/31/99      6/30/99       9/30/99      FY1999       12/31/99      3/31/00      6/30/00       9/30/00      FY 2000
--------          -------      -------       -------      ------       --------      -------      -------       -------      -------
$45M               $47M          $46M        $172M*        $310M         $50M         $48M         $118M         $335M        $551M

* Includes a $109 million write-off of Livingston goodwill and acquired technology.

H) PRO FORMA OPERATING INCOME FROM CONTINUING OPERATIONS *
(UNAUDITED; MILLIONS OF DOLLARS)

                                                                                                  FOR THE THREE MONTHS ENDED
                                                                                          ---------------------------------------
                                                                                          9/30/00             9/30/99      CHANGE
                                                                                          -------             -------      ------
SERVICE PROVIDER NETWORKS                                                                   327               1,020        (67.9)%
MICROELECTRONICS AND COMMUNICATIONS TECHNOLOGIES                                            652                 164           NM
TOTAL REPORTABLE SEGMENTS                                                                   979               1,184        (17.3)%
OTHER AND CORPORATE                                                                         (23)                 (2)          NM
OPERATING INCOME                                                                            956               1,182        (19.1)%

*Excludes the Enterprise Networks Group which was spun off on September 30, 2000, Consumer Products, amortization of goodwill and acquired intangibles and one-time items, including purchased in-process research and development (see Notes D, G, and I).

NM = Not Meaningful

I)  DISCONTINUED OPERATIONS

Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB30"), the consolidated financial statements of Lucent have been reclassified to reflect the spin-off of the Enterprise Networks Group (Avaya). Accordingly, the revenue, costs and expenses, assets and liabilities of this business have been segregated in the Consolidated Statements of Income and the September 30, 1999 Consolidated Balance Sheet. The net operating results and net assets of this business have been reported as "Discontinued Operations" in those financial statements.

Summarized financial information for the discontinued operations is as follows:

                                                                   FOR THE THREE MONTHS ENDED
                                                               ----------------------------------
                                                               9/30/00                    9/30/99
                                                               -------                    -------


INCOME FROM DISCONTINUED OPERATIONS                                --                        248
(AFTER APPLICABLE INCOME TAXES OF $95
MILLION)
(LOSS) ON DISPOSAL OF BUSINESS                                   (433)                        --
(AFTER APPLICABLE INCOME TAX BENEFIT OF
$187 MILLION)
NET INCOME (LOSS) FROM DISCONTINUED                              (433)                       248
OPERATIONS


The loss on disposal of the enterprise networks business recorded in the Company's results for the fourth quarter ended September 30, 2000 reflects the additional costs directly associated with the disposition, the net loss of the enterprise networks business between the measurement date and the spin date of September 30, 2000, and an estimate previously reflected in the prior quarter. The costs reflect those components of the enterprise networks business reorganization plan, including a business restructuring charge, along with transaction costs for the spin-off. Major components of the reorganization plan included employee separation, real estate consolidation and computer information costs.

Please note, the discontinued operations financial results presented by Lucent will differ from the results reported by Avaya because of different assumptions and allocations required to be made by the two companies.

J)  SPECIAL PURPOSE TRUST

In September 2000, Lucent and a third party financial institution arranged for the creation of a non-consolidated Special Purpose Trust (the "Trust") for the purpose of allowing Lucent from time to time to sell on a limited-recourse basis up to a maximum of $970 million of customer finance loans and receivables (the "Loans") at any given point in time through a wholly-owned bankruptcy-remote subsidiary who in turn will sell the Loans to the Trust. Lucent has also agreed, in the case of foreign currency denominated Loans and Loans with a fixed interest rate, to indemnify the Trust for foreign exchange losses and losses due to movements in interest rates (if any), if hedging instruments have not been entered into for such Loans. Lucent will receive a fee from the Trust for either arranging hedging instruments or providing the indemnity. Lucent will continue to service, administer and collect the Loans on behalf of the Trust and receive a fee for performance of these services. Lucent will also receive a fee for referring

Loans to the Trust that it purchases from Lucent. At September 30, 2000, Lucent had sold $579 million of Loans into the Trust. The impact of this transaction increased cash flows from operating activities by $575 million.

This document contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                                       19

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            LUCENT TECHNOLOGIES INC.



Date:  October 23, 2000                     By:   /s/ James S. Lusk
                                                  -----------------------------
                                            Name:  James S. Lusk
                                            Title: Senior Vice President and
                                                   Controller